As filed with the Securities and Exchange Commission on July 9, 2003
                                                    Registration No. 333-_______

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                     --------------------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933
                     --------------------------------------

                           TRIMBLE NAVIGATION LIMITED
             (Exact name of registrant as specified in its charter)
                     --------------------------------------

        California                                       94-2802192
(State or other jurisdiction of                       (I.R.S. Employer
incorporation or organization)                     Identification Number)

                              645 North Mary Avenue
                           Sunnyvale, California 94088
                                 (408) 481-8000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                     --------------------------------------
                                 Irwin L. Kwatek
                         Vice President, General Counsel
                           Trimble Navigation Limited
                              645 North Mary Avenue
                           Sunnyvale, California 94088
                                 (408) 481-8000
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                     --------------------------------------
                                   Copies to:
                              Thomas J. Ivey, Esq.
                    Skadden, Arps, Slate, Meagher & Flom LLP
                              525 University Avenue
                           Palo Alto, California 94301
                                 (650) 470-4500
                     --------------------------------------

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                     --------------------------------------

                         CALCULATION OF REGISTRATION FEE

Title of Securities to        Amount to be       Proposed Maximum       Proposed Maximum      Amount of
     be Registered           Registered (1)     Offering Price Per     Aggregate Offering    Registration
                                                     Share                   Price               Fee
Common Stock, no par value.... 1,002,327          $ 22.445 (2)          $ 22,497,229 (2)        $1,820
                               ---------          -----------           ---------------         ------

(1) The shares of common stock set forth in the calculation of registration fee table, and which may be offered pursuant to this registration statement, include, pursuant to Rule 416 of the Securities Act of 1933, as amended, such additional number of shares of the registrant's common stock that may become issuable as a result of any stock splits, stock dividends or similar event.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, using the average of the high and low price reported by the Nasdaq National Market for the common stock on July 1, 2003, which was approximately $22.445 per share.

                     --------------------------------------

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.
================================================================================

                    Subject to Completion, Dated July 9, 2003
Prospectus

                           Trimble Navigation Limited

                                1,002,327 Shares

                                  Common Stock
                     ---------------------------------------

     This prospectus relates to 1,002,327 shares of our common stock, no par value, which may be sold from time to time by the selling shareholders named herein, or their transferees, pledges, donees or successors.

     The shares are being registered to permit the selling shareholders to sell the shares from time to time in the public market. The shareholders may sell the common stock through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section beginning on page 12 titled "Plan of Distribution." We cannot assure you that the selling shareholders will sell all or any portion of the common stock offered hereby. We will not receive any of the proceeds from this offering, although we have paid the expenses of preparing this prospectus and the related registration statement.

     Shares of our common stock are quoted on the Nasdaq National Market under the symbol "TRMB." The last reported sale price of the common stock on July 7, 2003, was $25.40 per share.

     We are a California corporation formed in January 1981. Our principal executive offices are located at 645 North Mary Ave., Sunnyvale, California and our telephone number is (408) 481-8000.

     Investing in our common stock involves risks. See "Risk Factors" beginning on page 3 to read about risk factors you should consider before purchasing our common stock.

                     ---------------------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
                    ---------------------------------------

                  The date of this prospectus is July 9, 2003.

         You should rely only on the information incorporated by reference or provided in this prospectus or a prospectus supplement or amendment. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume the information in this prospectus or a prospectus supplement or amendment is accurate as of any date other than the date on the front of the documents.

                                TABLE OF CONTENTS
ABOUT TRIMBLE...............................................................3
RISK FACTORS................................................................3
USE OF PROCEEDS.............................................................14
SELLING SHAREHOLDERS........................................................15
PLAN OF DISTRIBUTION........................................................16
EXPERTS.....................................................................17
VALIDITY OF COMMON STOCK....................................................17
INFORMATION INCORPORATED BY REFERENCE.......................................17
AVAILABLE INFORMATION.......................................................18

         Some of the statements under "Risk Factors" and elsewhere in this prospectus constitute forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by the forward looking statements. In some cases, you can identify forward looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue" or the negative terms or other comparable terminology. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors."

         Although we believe that the expectations in the forward-looking statements contained in this prospectus are reasonable we cannot guarantee future results, levels of activity and performance achievements. These forward-looking statements are based on our current expectations, and we disclaim any obligation to update these forward-looking statements for subsequent events or to explain why actual results differ. You should not place undue reliance on these forward-looking statements.

                                  ABOUT TRIMBLE

         Trimble Navigation Limited, a California corporation, develops, manufactures and distributes innovative products enabled by Global Positioning System ("GPS") optical, laser and wireless communications technology. We provide end-users and original equipment manufacturers with solutions for diverse applications including agriculture, engineering and construction, fleet and asset management, timing, automobile navigation and military. Our principal products, which utilize substantial amounts of proprietary software and firmware, are integrated systems for collecting, analyzing and utilizing position data in forms optimized for specific end-user applications.

                                  RISK FACTORS

         You should carefully consider the following risk factors and all other information contained in this prospectus before participating in this offering. Investing in our common stock involves a high degree of risk. If any of the following risks actually occur, our business, operating results and financial condition could be materially harmed and you might lose all or part of your investment.

Our Inability to Accurately Predict Orders and Shipments May Affect Our Revenue, Expenses and Earnings per Share.

         We have not been able in the past to consistently predict when our customers will place orders and request shipments, so that we cannot always accurately plan our manufacturing requirements. As a result, if orders and shipments differ from what we predict, we may incur additional expenses and build excess inventory, which may require additional accruals. Any significant change in our customers' purchasing patterns could have a material adverse effect on our operating results and reported earnings per share for a particular quarter.

Our Operating Results in Each Quarter May Be Affected by Special Conditions, Such As Seasonality, Late Quarter Purchases, and Other Potential Issues.

         Due, in part, to the buying patterns of our customers, a significant portion of our quarterly revenues occurs from orders received and immediately shipped to customers in the last few weeks and days of each quarter, although our operating expenses tend to remain fairly predictable. Engineering and construction purchases tend to occur in early spring, and governmental agencies tend to utilize funds available at the end of the government's fiscal year for additional purchases at the end of our third fiscal quarter in September of each year. Concentrations of orders sometimes also occur at the end of our other two fiscal quarters. Additionally, a majority of our sales force earn commissions on a quarterly basis, which may cause concentrations of orders at the end of any fiscal quarter. If for any reason expected sales are deferred, orders are not received, or shipments are delayed a few days at the end of a quarter, our operating results and reported earnings per share for that quarter could be significantly impacted.

We Are Dependent on a Sole Manufacturer and Assembler for Many of Our Products and on Sole Suppliers of Critical Parts for Our Products.

         Since August 1999, we have been substantially dependent upon Solectron Corporation as the exclusive manufacturing partner for many of our GPS products previously manufactured out of our Sunnyvale facilities. Under the agreement with Solectron, we provide to Solectron a twelve-month product forecast and place purchase orders with Solectron sixty calendar days in advance of the scheduled delivery of products to our customers. Although purchase orders placed with Solectron are cancelable, the terms of the agreement would require us to purchase from Solectron all material inventory not returnable or usable by other Solectron customers. Accordingly, if we inaccurately forecast demand for our products, we may be unable to obtain adequate manufacturing capacity from Solectron to meet customers' delivery requirements or we may accumulate excess inventories, if such inventories are not usable by other Solectron customers.

         Our current contract with Solectron continues in effect until either party gives the other ninety days written notice.

         Since January 2003, Solectron has been assembling most of our Component Technology products in China. Although this initiative in China has brought cost savings over assembling in California, we cannot predict potential effects that may result in the future.

         In addition, we rely on sole suppliers for a number of our critical components. We have experienced shortages of components in the past. Our current reliance on sole or a limited group of suppliers involves several risks, including a potential inability to obtain an adequate supply of required components and reduced control over pricing. Any inability to obtain adequate deliveries or any other circumstance that would require us to seek alternative sources of supply or to manufacture such components internally could significantly delay our ability to ship our products, which could damage relationships with current and prospective customers and could harm our reputation and brand, which could have a material adverse effect on our business.

Our Annual and Quarterly Performance May Fluctuate.

         Our operating results have fluctuated and can be expected to continue to fluctuate in the future on a quarterly and annual basis as a result of a number of factors, many of which are beyond our control. Results in any period could be affected by:

     o    changes in market demand,

     o    competitive market conditions,

     o market acceptance of existing or new products, especially in our Mobile Solutions business

     o    fluctuations in foreign currency exchange rates,

     o    the cost and availability of components,

     o    our ability to manufacture and ship products,

     o    the mix of our customer base and sales channels,

     o    the mix of products sold,

     o    our   ability   to  expand  our  sales  and   marketing   organization
          effectively,

     o our ability to attract and retain key technical and managerial employees,

     o the timing of shipments of products under contracts and sale of licensing rights, and

     o    general global economic conditions.

         In addition, demand for our products in any quarter or year may vary due to the seasonal buying patterns of our customers in the agricultural and engineering and construction industries. Due to the foregoing factors, our operating results in one or more future periods are expected to be subject to significant fluctuations. The price of our common stock could decline substantially in the event such fluctuations result in our financial performance being below the expectations of public market analysts and investors, which are based primarily on historical models that are not necessarily accurate representations of the future.

Our Gross Margin Is Subject to Fluctuation.

         Our gross margin is affected by a number of factors, including product mix, product pricing, cost of components, foreign currency exchange rates and manufacturing costs. For example, since our Engineering and Construction (E&C) and Geographic Information Systems (GIS) products generally have higher gross margins than our Component Technologies products, absent other factors, a shift in sales toward E&C and GIS products would lead to a gross margin improvement. On the other hand, if market conditions in the highly competitive E&C and GIS market segments forced us to lower unit prices, we would suffer a decline in gross margin unless we were able to timely offset the price reduction by a reduction in production costs or by sales of other products with higher gross margins. A decline in gross margin could negatively impact our earnings per share.

Our Business is Subject to Disruptions and Uncertainties Caused by War or Terrorism.

         Acts of war or acts of terrorism could have a material adverse impact on our business, operating results, and financial condition. The threat of terrorism and war and heightened security and military response to this threat, or any future acts of terrorism, may cause further disruption to our economy and create further uncertainties. To the extent that such disruptions or uncertainties result in delays or cancellations of orders, or the manufacture or shipment of our products, our business, operating results, and financial condition could be materially and adversely affected.

The Spread of Severe Acute Respiratory Syndrome May Have a Negative Impact on Our Business and Results of Operations.

         The recent outbreak of severe acute respiratory syndrome, or SARS, which has had particular impact in China, Hong Kong, and Singapore, could have a negative effect on our operations. Our operations may be impacted by a number of SARS-related factors, including, among other things, disrupting operations at the Solectron facility in China and delaying or preventing our expansion in China. If the number of SARS cases continues to spread to other areas, our international and domestic sales and operations could be harmed.

Our Substantial Indebtedness Could Materially Restrict Our Operations and Adversely Affect Our Financial Condition.

         We now have, and for the foreseeable future expect to have, a significant level of indebtedness. Our substantial indebtedness could:

          o increase our vulnerability to general adverse economic and industry conditions;

          o limit our ability to fund future working capital, capital expenditures, research and development and other general corporate requirements, or to make certain investments that could benefit us;

          o require us to dedicate a substantial portion of our cash flow to service interest and principal payments on our debt;

          o limit our flexibility to react to changes in our business and the industry in which we operate; and

          o    limit our ability to borrow additional funds.

Our Credit Agreement Contains Stringent Financial Covenants.

         On June 25, 2003, Trimble executed a Credit Agreement with the Bank of Nova Scotia and certain other banks, which provides for financial commitments totaling up to $175 million. This credit facility contains financial covenants regarding minimum fixed charge coverage and maximum leverage ratio, which are extremely sensitive to changes in earnings before interest, taxes, depreciation and amortization ("EBITDA"). In turn, EBITDA is highly correlated to revenues and costs. Due to uncertainties associated with the downturn in the worldwide economy, our future revenues by quarter are more difficult to forecast and we have put in place various cost cutting measures, including the consolidation of service functions and centers, offices, and of redundant product lines and reductions in staff. If revenues should decline at a faster pace than the rate of these cost cutting measures, on a quarter-to-quarter basis we may not be in compliance with the two above-mentioned financial covenants. If we default on one or more covenants, we will have to obtain either negotiated waivers or amendments to the Credit Agreement. If we were unable to obtain such waivers or amendments, the banks would have the right to accelerate the payment of our outstanding obligations under the Credit Agreement, which would have a material adverse effect on our financial condition and viability as an operating company.

In addition, a default under one of our debt instruments may also trigger cross-defaults under our other debt instruments. An event of default under any debt instrument, if not cured or waived, could have a material adverse effect on us.


We Are Dependent on Key Customers.

         An increasing amount of our revenue is generated from large original equipment manufacturers such as Siemens VDO Automotive AG, Nortel, McNeilus, Caterpillar, CNH Global, DeWalt, Hilti, and Blaupunkt. A reduction or loss of business with these customers could have a material adverse effect on our financial condition and results of operations. There can be no assurance that we will be able to continue to realize value from these relationships in the future.

We Are Dependent on New Products.

         Our future revenue stream depends to a large degree on our ability to bring new products to market on a timely basis. We must continue to make significant investments in research and development in order to continue to develop new products, enhance existing products and achieve market acceptance of such products. We may incur problems in the future in innovating and introducing new products. Our development stage products may not be successfully completed or, if developed, may not achieve significant customer acceptance. If we were unable to successfully define, develop and introduce competitive new products, and enhance existing products, our future results of operations would be adversely affected. Development and manufacturing schedules for technology products are difficult to predict, and we might not achieve timely initial customer shipments of new products. The timely availability of these products in volume and their acceptance by customers are important to our future success. A delay in new product introductions could have a significant impact on our results of operations.

We Face Risks of Entering Into and Maintaining Alliances.

         We believe that in certain emerging markets our success will depend on our ability to form and maintain alliances with established system providers and industry leaders. Our failure to form and maintain such alliances, or the preemption of such alliances by actions of other competitors or us will adversely affect our ability to penetrate emerging markets. No assurances can be given that we will not experience problems from current or future alliances or that we will realize value from any such strategic alliances.

We Are Dependent on the Availability of Allocated Bands Within the Radio Frequency Spectrum.

         Our GPS technology is dependent on the use of the Standard Positioning Service ("SPS") provided by the U.S. Government's Global Positioning System ("GPS"). The GPS SPS operates in radio frequency bands that are globally allocated for radio navigation satellite services. International allocations of radio frequency are made by the International Telecommunications Union ("ITU"), a specialized technical agency of the United Nations. These allocations are further governed by radio regulations that have treaty status and which may be subject to modification every two to three years by the World Radio Communication Conference.

         Any ITU reallocation of radio frequency bands, including frequency band segmentation or sharing of spectrum, may materially and adversely affect the utility and reliability of our products, which would, in turn, cause a material adverse effect on our operating results. Many of our products use other radio frequency bands, together with the GPS signal, to provide enhanced GPS capabilities, such as real-time kinematic precision. The continuing availability of these non-GPS radio frequencies is essential to provide enhanced GPS products to our precision survey markets. Any regulatory changes in spectrum allocation or in allowable operating conditions may materially and adversely affect the utility and reliability of our products, which would, in turn, cause a material adverse effect on our operating results.

         In addition, unwanted emissions from mobile satellite services and other equipment operating in adjacent frequency bands or in-band from licensed and unlicensed devices may materially and adversely affect the utility and reliability of our products, which could result in a material adverse effect on our operating results. The FCC continually receives proposals for novel technologies and services, such as ultra-wideband technologies, which may seek to operate in, or across, the radio frequency bands currently used by the GPS SPS and other public safety services. Adverse decisions by the FCC that result in harmful interference to the delivery of the GPS SPS and other radio frequency spectrum also used in our products may materially and adversely affect the utility and reliability of our products, which could result in a material adverse effect on our business and financial condition.

We Are Subject to the Adverse Impact of Radio Frequency Congestion.

         We have certain real-time kinematic products, such as our Land Survey 5700, that use integrated radio communication technology requiring access to available radio frequencies allocated by the FCC. In addition, access to these frequencies by state agencies is under management by state radio communications coordinators. Some bands are experiencing congestion that excludes their availability for access by state agencies in some states, including the state of California. An inability to obtain access to these radio frequencies could have an adverse effect on our operating results.

Many of Our Products Rely on the GPS Satellite System.

         The GPS satellites and their ground support systems are complex electronic systems subject to electronic and mechanical failures and possible sabotage. The satellites were originally designed to have lives of 7.5 years and are subject to damage by the hostile space environment in which they operate. However, of the current deployment of 28 satellites in place, some have already been in operation for 13 years. To repair damaged or malfunctioning satellites is currently not economically feasible. If a significant number of satellites were to become inoperable, there could be a substantial delay before they are replaced with new satellites. A reduction in the number of operating satellites may impair the current utility of the GPS system and the growth of current and additional market opportunities.

         In addition, there can be no assurance that the U.S. Government will remain committed to the operation and maintenance of GPS satellites over a long period, or that the policies of the U.S.

Government for the use of GPS without charge will remain unchanged. However, a 1996 Presidential Decision Directive marks the first time in the evolution of GPS that access for civilian use free of direct user fees is specifically recognized and supported by Presidential policy. In addition, Presidential policy has been complemented by corresponding legislation, signed into law. Because of ever-increasing commercial applications of GPS, other U.S. Government agencies may become involved in the administration or the regulation of the use of GPS signals. Any of the foregoing factors could affect the willingness of buyers of our products to select GPS-based systems instead of products based on competing technologies.

         Any resulting change in market demand for GPS products could have a material adverse effect on our financial results. For example, European governments have expressed interest in building an independent satellite navigation system, known as Galileo. Depending on the as yet undetermined design and operation of this system, there may be interference to the delivery of the GPS SPS and may materially and adversely affect the utility and reliability of our products, which could result in a material adverse effect on our business and operating results.

We Face Risks in Investing in and Integrating New Acquisitions.

     We are continuously evaluating external investments in technologies related to our business, and have made relatively small strategic equity investments in a number of GPS-related and laser-related technology companies. For example, we recently acquired Applanix Corporation. Acquisitions of, and investments in, companies, divisions of companies, or products entail numerous risks, including:

          o potential inability to successfully integrate acquired operations and products or to realize cost savings or other anticipated benefits from integration;

          o    diversion of management's attention;

          o    loss of key employees of acquired operations;

          o    the   difficulty   of   assimilating   geographically   dispersed
               operations and personnel of the acquired companies;

          o    the potential disruption of our ongoing business;

          o    unanticipated expenses related to such integration;

          o the correct assessment of the relative percentages of in-process research and development expense that can be immediately written off as compared to the amount which must be amortized over the appropriate life of the asset;

          o the impairment of relationships with employees and customers of either an acquired company or our own business;

          o    the  potential  unknown  liabilities   associated  with  acquired
               business;  and

          o inability to recover strategic investments in development stage entities.

     As a result of such acquisitions, we have significant assets that include goodwill and other purchased intangibles. The testing of these intangibles under established accounting guidelines for impairment requires significant use of judgment and assumptions. Changes in business conditions could require adjustments to the valuation of these assets. In addition, losses incurred by a company in which we have an investment may have a direct impact on our financial statements or could result in our having to write-down the value of such investment.

Any such problems in integration or adjustments to the value of the assets acquired could harm our growth strategy and have a material adverse effect on our business, financial condition and compliance with debt covenants.

We Face Competition in Our Markets.

         Our markets are highly competitive and we expect that both direct and indirect competition will increase in the future. Our overall competitive position depends on a number of factors including the price, quality and performance of our products, the level of customer service, the development of new technology and our ability to participate in emerging markets. Within each of our markets, we encounter direct competition from other GPS, optical and laser suppliers and competition may intensify from various larger domestic and international competitors and new market entrants, some of which may be our current customers. The competition in the future, may, in some cases, result in price reductions, reduced margins or loss of market share, any of which could materially and adversely affect our business, operating results and financial condition. We believe that our ability to compete successfully in the future against existing and additional competitors will depend largely on our ability to execute our strategy to provide systems and products with significantly differentiated features compared to currently available products. We may not be able to implement this strategy successfully, and our products may not be competitive with other technologies or products that may be developed by our competitors, many of whom have significantly greater financial, technical, manufacturing, marketing, sales and other resources than we do.

We Must Carefully Manage Our Future Growth.

         Growth in our sales or continued expansion in the scope of our operations could strain our current management, financial, manufacturing and other resources and may require us to implement and improve a variety of operating, financial and other systems, procedures and controls. Specifically we have experienced strain in our financial and order management system, as a result of our acquisitions. We are expanding our sales, accounting, manufacturing, and other information systems to meet these challenges. These systems, procedures or controls may not be adequate to support our operations and may not be designed, implemented or improved in a cost effective and timely manner. Any failure to implement, improve and expand such systems, procedures and controls in a timely and efficient manner could harm our growth strategy and adversely affect our financial condition and ability to achieve our business objectives.

We are Dependent on Proprietary Technology.

         Our future success and competitive position is dependent upon our proprietary technology, and we rely on patent, trade secret, trademark and copyright law to protect our intellectual property. The patents owned or licensed by us may be invalidated, circumvented and challenged. The rights granted under these patents may not provide competitive advantages to us. Any of our pending or future patent applications may not be issued within the scope of the claims sought by us, if at all.

         Others may develop technologies that are similar or superior to our technology, duplicate our technology or design around the patents owned by us. In addition, effective copyright, patent and trade secret protection may be unavailable, limited or not applied for in certain foreign countries. The steps taken by us to protect our technology might not prevent the misappropriation of such technology.

         The value of our products relies substantially on our technical innovation in fields in which there are many current patent filings. We recognize that as new patents are issued or are brought to our attention by the holders of such patents or as other intellectual property claims are made, it may be necessary for us to withdraw products from the market, take a license from such patent holders, or redesign our products. We do not believe any of our products currently infringe patents or other proprietary rights of third parties, but we cannot be certain they do not do so. In addition, the legal costs and engineering time required to safeguard intellectual property or to defend against litigation could become a significant expense of operations. Such events could have a material adverse effect on our revenues or profitability.

We are a Party to Certain Litigation Matters From Time to Time in the Ordinary Course of Our Business.

         We are a party to certain litigation matters from time to time in the ordinary course of our business. For example, we are a defendant in a lawsuit filed by one of our European distributors. If we are found liable, we could be required to pay significant damages, including punitive damages and attorneys' fees.

We Are Dependent on Retaining and Attracting Highly Skilled Development and Managerial Personnel.

         Our ability to maintain our competitive technological position will depend, in a large part, on our ability to attract, motivate, and retain highly qualified development and managerial personnel. Competition for qualified employees in our industry and location is intense, and there can be no assurance that we will be able to attract, motivate and retain enough qualified employees necessary for the future continued development of our business and products.

We May Encounter Problems Associated With International Operations and Sales.

         Our customers are located throughout the world. Sales to unaffiliated customers outside the United States comprised approximately 49% of total revenues for fiscal year 2002, and 50% of total revenues for the first fiscal quarter of 2003. In addition, we have significant international operations, including manufacturing facilities, sales personnel and customer support operations. Our international sales organization contains offices in 21 foreign countries. Our international manufacturing facilities are in Sweden and Germany, and we have a regional fulfillment center in the Netherlands. Our international presence exposes us to risks not faced by wholly domestic companies. Specifically, we have experienced issues relating to integration of foreign operations, greater difficulty in accounts receivable collection, longer payment cycles and currency fluctuations. Additionally, we face the following risks, among others:

          o    unexpected changes in regulatory requirements;

          o    tariffs and other trade barriers;

          o political, legal and economic instability in foreign markets, particularly in those markets in which we maintain manufacturing and research facilities;

          o    difficulties in staffing and management;

          o language and cultural barriers; seasonal reductions in business activities in the summer months in Europe and some other countries;

          o    war and acts of terrorism; and

          o    potentially adverse tax consequences.

     In certain foreign markets there may be reluctance to purchase products based on GPS technology, given the control of GPS by the U.S. Government.

We Are Exposed to Fluctuations in Currency Exchange Rates.

         A significant portion of our business is conducted outside the United States, and as such, we face exposure to adverse movements in non-U.S. currency exchange rates. These exposures may change over time as business practices evolve and could have a material adverse impact on our financial results and cash flows. Compared to the first six months of 2002, in the first six months of 2003, the US currency has weakened against other currencies, especially against the Euro and Swedish Krona.

         Currently, we hedge only those currency exposures associated with certain assets and liabilities denominated in nonfunctional currencies and periodically will hedge anticipated foreign currency cash flows. The hedging activities undertaken by us are intended to offset the impact of currency fluctuations on certain nonfunctional currency assets and liabilities. Our attempts to hedge against these risks may not be successful, resulting in an adverse impact on our net income.

We Are Subject to the Impact of Governmental and Other Similar Certifications.

         We market certain products that are subject to governmental and similar certifications before they can be sold. For example, CE certification for radiated emissions is required for most GPS receiver and data communications products sold in the European Union. An inability to obtain such certifications in a timely manner could have an adverse effect on our operating results. Also, some of our products that use integrated radio communication technology require an end-user to obtain licensing from the Federal Communications Commission (FCC) for frequency-band usage. These are secondary licenses that are subject to certain restrictions. During the fourth quarter of 1998, the FCC temporarily suspended the issuance of licenses for certain of our real-time kinematic products because of interference with certain other users of similar radio frequencies. An inability or delay in obtaining such certifications or changes to the rules by the FCC could adversely affect our ability to bring our products to market, which could harm our customer relationships and have a material adverse effect on our business.

The Volatility of Our Stock Price Could Adversely Affect Your Investment in Our Common Stock.

         The market price of our common stock has been, and may continue to be, highly volatile. During the first six months of 2003, our stock price ranged from a high of $27.75 to a low of $13.02. We believe that a variety of factors could cause the price of our common stock to fluctuate, perhaps substantially, including:

          o announcements and rumors of developments related to our business or the industry in which we compete;

          o quarterly fluctuations in our actual or anticipated operating results and order levels;

          o    general   conditions   in  the   worldwide   economy,   including
               fluctuations in interest rates;

          o    announcements  of  technological  innovations;

          o    new products or product enhancements by us or our competitors;

          o developments in patents or other intellectual property rights and litigation;

          o    developments  in  our   relationships   with  our  customers  and
               suppliers; and

          o    any significant acts of terrorism against the United States.

         In addition, in recent years the stock market in general and the markets for shares of "high-tech" companies in particular, have experienced extreme price fluctuations which have often been unrelated to the operating performance of affected companies. Any such fluctuations in the future could adversely affect the market price of our common stock, and the market price of our common stock may decline.

We are Subject to Environmental Laws and Potential Exposure to Environmental Liabilities.

         We are subject to various federal, state and local environmental laws and regulations that govern our operations, including the handling and disposal of non-hazardous and hazardous wastes, and emissions and discharges into the environment. Failure to comply with such laws and regulations could result in costs for corrective action, penalties or the imposition of other liabilities. We also are subject to laws and regulations that impose liability and clean-up responsibility for releases of hazardous substances into the environment. Under certain of these laws and regulations, a current or previous owner or operator of property may be liable for the costs of remediating hazardous substances or petroleum products on or from its property, without regard to whether the owner or operator knew of, or caused, the contamination, as well as incur liability to third parties impacted by such contamination. The presence of, or failure to remediate properly, such substances could adversely affect the value and the ability to transfer or encumber such property. Based on currently available information, although there can be no assurance, we believe that such liabilities will not have a material impact on our business.

Provisions in Our Charter Documents and Under California Law Could Prevent or Delay a Change of Control, which Could Reduce the Market Price of Our Common Stock.

         Certain provisions of our articles of incorporation, as amended and restated, our bylaws, as amended and restated, and the California General Corporation Law may be deemed to have an anti-takeover effect and could discourage a third party from acquiring, or make it more difficult for a third party to acquire, control of us without approval of our board of directors. These provisions could also limit the price that certain investors might be willing to pay in the future for shares of our common stock. Certain provisions allow the board of directors to authorize the issuance of preferred stock with rights superior to those of the common stock.

         We have adopted a Preferred Shares Rights Agreement, commonly known as a "poison pill". The provisions described above, our poison pill and provisions of the California General Corporation Law may discourage, delay or prevent a third party from acquiring us.

                                 USE OF PROCEEDS

         The selling shareholders will receive all of the proceeds from the shares to be sold in this offering.

                              SELLING SHAREHOLDERS

         The shares of common stock being registered in this registration statement were originally offered in two transactions.

Nikon-Trimble

         This prospectus covers, in part, the resale of shares of our common stock issued to "Kabushiki Kaisha Nikon-Torimburu" (in Japanese) and "Nikon-Trimble Co., Ltd." (in English). We issued these shares in the formation of Nikon-Trimble Co. as a joint venture with Nikon Corporation as a contribution to capital, pursuant to the terms of our agreement dated March 28, 2003 with Nikon Corporation. Each of Nikon and Trimble holds 50% of the common stock of the joint venture company. Our shares were issued to Nikon-Trimble Co. on June 30, 2003. Each of Nikon and Trimble has 3 designees on the board of directors of the joint venture out of a total of 6 directorships.

     In January of 2003, the FASB issued FIN No. 46, "Consolidation of Variable Interest Entities." FIN No. 46 requires a variable interest entity ("VIE") to be consolidated by a company if that company is considered to be the primary beneficiary in a VIE. Primary beneficiary is the party subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns or both. The requirements of FIN No. 46 apply immediately to VIEs created after January 31, 2003. The Company is currently evaluating the provisions of FIN No. 46, in relation to the Nikon-Trimble Joint Venture in order to determine whether the joint venture is a VIE, and if so, whether the Company is primary beneficiary.

Applanix Shares

         This prospectus also covers the resale of shares of our common stock issued and issuable to former security holders of Applanix Corporation, a Canadian unlimited liability company, in connection with our acquisition of Applanix on July 7, 2003. At the time of the acquisition, we issued shares of our stock to former shareholders of Applanix pursuant to a share and debenture purchase agreement dated June 20, 2003 and to former option holders of Applanix pursuant to option holder agreements. Additionally, certain of the former shareholders of Applanix received non-voting shares of the stock of Trimble Exchangeco Limited, a wholly-owned Canadian subsidiary. We will issue to these Trimble Exchangeco shareholders additional shares of our common stock upon the exchange of their shares of Trimble Exchangeco stock or upon the occurrence of certain other events pursuant to an exchange right agreement dated July 7, 2003. This prospectus covers the resale of both the shares of our common stock issued to the former Applanix security holders at the time of the acquisition and the shares of our common stock issuable to them pursuant the exchange right agreement.

         The following table contains information as of July 7, 2003, with respect to the selling shareholders and the number of shares of common stock beneficially owned by each selling shareholder that may be offered using this prospectus.

                                                                                 Number of
                                                       Number of Shares       Shares That May
                                                      Beneficially Owned       Be Sold in the
                                                    Prior to the Offering         Offering
                                                    ---------------------         --------
                      Name                          Number      Percentage
                      ----                          ------      ----------
Nikon-Trimble Co., Ltd.........................    232,834           *            232,834
Working Ventures Canadian Fund Inc.............    220,540           *            220,540
Bruno Scherzinger..............................    151,672           *            151,672
Blake Reid.....................................    139,045           *            139,045
William Reid...................................     12,627           *             12,627
Erik Lithopoulos...............................    151,672           *            151,672
Derek Ruston...................................     19,215           *             16,715
National Polling Trends Limited................     52,082           *             50,082
Sharon Abernethy...............................        804           *                804
Anne Brace.....................................      1,866           *              1,866
Babak Derakhshani..............................      1,441           *              1,441
Donald Fleming.................................        410           *                410
John Hamilton..................................        516           *                516
Joe Hutton.....................................      4,551           *              4,551
Bryan Kliewer..................................      1,487           *              1,487
Tatyana Bourke.................................        395           *                395
Steven Woolven.................................      4,824           *              4,824
Dieter Zeuner..................................      6,067           *              6,067
Jan Zywiel.....................................      1,244           *              1,244
Peter Teixeira.................................      2,018           *              2,018
Paul Tichauer..................................      1,517           *              1,517

----------
*      Indicates less than 1%.

         We prepared this table based on the information supplied to us by the selling shareholders named in the table.

         The selling shareholders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their shares since the date on which the information in the above table is presented. Information about the selling shareholders may change over time. If all registered shares are sold, none of the selling shareholders will beneficially own any shares other than the 2,500 shares previously held by Mr. Ruston and the 2,000 shares previously held by

National Polling Trends Limited. The selling shareholders may sell any or all of the shares, subject to federal and state securities laws, but are under no obligation do so.

         Because the selling shareholders may offer all or some of their common stock from time to time, we cannot estimate the amount of common stock that will be held by the selling shareholders upon the termination of any particular offering. See "Plan of Distribution."

                              PLAN OF DISTRIBUTION

         We will not receive any of the proceeds of the sale of the common stock offered by this prospectus. The selling shareholders and any of their pledgees, assignees and successors-in-interest named in the Registration Statement on Form S-3 may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

          o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

          o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

          o    purchases  by a  broker-dealer  as  principal  and  resale by the
               broker-dealer   for  its  account,   which  may  include  a  firm
               commitment or best efforts underwritten offering;

          o an exchange distribution in accordance with the rules of the applicable exchange;

          o    privately negotiated transactions;

          o    short sales;

          o broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

          o    a combination of any such methods of sale; and

          o    any other method permitted pursuant to applicable law.


         The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

         The selling shareholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. The selling shareholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling shareholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

         Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         We are required to pay all expenses incident to the registration of the shares for resale by Nikon-Trimble. We have agreed to indemnify and hold harmless Nikon-Trimble, Nikon Corporation and each underwriter, if any, against certain losses including liabilities under the Securities Act.

         We are required to pay all expenses incident to the registration of the shares for resale by the former security holders of Applanix, other than fees and expenses, if any, of counsel or other advisers. We have agreed to indemnify and hold harmless the former security holders of Applanix against certain losses including liabilities under the Securities Act, and the former security holders of Applanix have agreed to indemnify us against certain losses including liabilities under the Securities Act.

                                     EXPERTS

         Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended January 3, 2003, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in this registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                            VALIDITY OF COMMON STOCK

         The validity of the issuance of our common stock offered by this prospectus will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, Palo Alto, California.

                      INFORMATION INCORPORATED BY REFERENCE

         The SEC allows us to incorporate by reference into this Prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the sale of all of the shares of common stock that are part of this offering. The documents we are incorporating by reference are as follows:

          o Our Annual Report on Form 10-K for the fiscal year ended January 3, 2003, as filed with the SEC on March 7, 2003;

          o Our Quarterly Report on Form 10-Q for the fiscal quarter ended April 4, 2003, as filed with the SEC on May 15, 2003;

          o Our Current Reports on Form 8-K as filed with the SEC on March 28, 2003 (three filings), April 9, 2003, April 14, 2003 (two filings), April 30, 2003, June 20, 2003 and June 26, 2003;

          o The description of our common stock contained in our Registration Statement on Form 8-A filed on June 15, 1990, and any amendment or report filed for the purpose of updating such description; and

          o The description of certain dividend rights on our common stock contained in our Registration Statement on Form 8-A filed on February 18, 1999.

         Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded. You may request a copy of these filings at no cost (other than exhibits unless such exhibits are specifically incorporated by reference) by writing or telephoning our investor relations department at the following address and telephone number:
Trimble Navigation Limited,  645 North Mary Avenue Sunnyvale,  California 94085,
(408) 481-8000.

                              AVAILABLE INFORMATION

         We are subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, we file annual, quarterly and special reports, proxy statements, and other information with the SEC. You may read and copy any document we file at the SEC's public reference facilities at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

         Shares of our common stock are traded as "National Market Securities" on the Nasdaq National Market. Documents we file can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.      Other Expenses of Issuance and Distribution

         The following table sets forth the expenses, other than any underwriting discount and commissions, in connection with the issuance and distribution of the securities being registered. All amounts indicated are estimates (other than the registration fee):

Registration fee............................................      $1,820
Accounting fees and expenses................................      $7,500
Legal fees and expenses of the registrant...................     $20,000
Miscellaneous...............................................          $0
                                                                      --
        Total...............................................     $29,320

Item 15.      Indemnification of Directors and Officers

         Section 317 of the California Corporations Code authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit indemnification, including reimbursement of expenses incurred, under certain circumstances for liabilities arising under the Securities Act. Our restated articles of incorporation, as amended, and amended bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the California Corporations Code. In addition, we have entered into indemnification agreements with each of our directors and officers.

Item 16.      Exhibits

         The following exhibits are filed herewith or incorporated by reference herein:

Exhibit
Number      Exhibit Title
------      -------------

 3.1 Restated Articles of Incorporation of Trimble Navigation Limited, filed June 25, 1986. (1)
 3.2 Certificate of Amendment of Articles of Incorporation of Trimble Navigation Limited, filed October 6, 1988. (1)
 3.3 Certificate of Amendment of Articles of Incorporation of Trimble Navigation Limited, filed July 18, 1990. (1)
 3.4 Certificate of Determination of Trimble Navigation Limited, filed February 19, 1999. (1)
 3.6  Amended and Restated Bylaws of Trimble Navigation Limited. (2)
 4.1  Preferred Shares Rights Agreement, dated as of February 18, 1999. (3)
 5.1  Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.
 23.1 Consent of Ernst & Young LLP, independent auditors.
 23.3 Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).
 24.1 Power of Attorney (see page II-4 of this registration statement).
----------

(1) Incorporated by reference to identically numbered exhibits to registrant's Annual Report on Form 10-K for the fiscal year ended January 1, 1999.
(2) Incorporated by reference to exhibit 3.8 to registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended September 27, 2002.

(3) Incorporated by reference to identically numbered exhibit filed with registrant's Registration Statement on Form 8-A, filed with the SEC on February 18, 1999.

Item 17.  Undertakings

         1.     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any prospectus  required by Section  10(a)(3)
               of the Securities Act of 1933 (the "Act");

                    (ii) To  reflect  in the  prospectus  any  facts  or  events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                    (iii) To include any  material  information  with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  provided,  however, that the undertakings set forth in clauses
         (i) and (ii) above shall not apply if the information required to be included in a post-effective amendment by these clauses is contained in periodic reports filed by the registrant pursuant to Section 13 or
         Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         2. The undersigned registrant hereby undertakes, that, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         4. The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on July 8, 2003.

                                TRIMBLE NAVIGATION LIMITED

                                By:      /s/ Steven W. Berglund
                                         ----------------------
                                         Steven W. Berglund
                                         President and Chief Executive Officer



         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven W. Berglund and Mary Ellen Genovese, jointly and severally, as his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign the Registration Statement filed herewith and any or all amendments to said Registration Statement (including post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended and otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute, may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, on July 8, 2003, this Registration Statement has been signed by the following persons in the capacities indicated:

Name                                    Title                           Date
----                                    -----                           ----

/s/ Steven W. Berglund       President, Chief Executive Officer     July 8, 2003
----------------------                 and Director
Steven W.Berglund


/s/ Mary Ellen Genovese         Chief Financial Officer             July 8, 2003
-----------------------
Mary Ellen Genovese


/s/ Anup V. Singh                Corporate Controller               July 8, 2003
-----------------
Anup V. Singh

/s/ Robert S. Cooper                   Director                    June 30, 2003
--------------------
Robert S. Cooper


/s/ John B. Goodrich                   Director                    June 25, 2003
--------------------
John B. Goodrich


/s/ William Hart                       Director                    June 25, 2003
----------------
William Hart


/s/ Ulf J. Johansson                   Director                    June 25, 2003
--------------------
Ulf J. Johansson


/s/ Bradford W. Parkinson              Director                    June 25, 2003
-------------------------
Bradford W. Parkinson

                                  EXHIBIT INDEX

Exhibit
Number   Exhibit Title
------   -------------

  3.1 Restated Articles of Incorporation of Trimble Navigation Limited, filed June 25, 1986.(1)

  3.2 Certificate of Amendment of Articles of Incorporation of Trimble Navigation Limited, filed October 6, 1988. (1)

  3.3 Certificate of Amendment of Articles of Incorporation of Trimble Navigation Limited, filed July 18, 1990. (1)

  3.4 Certificate of Determination of Trimble Navigation Limited, filed February 19, 1999. (1)

  3.6   Amended and Restated Bylaws of Trimble Navigation Limited. (2)

  4.1   Preferred Shares Rights Agreement, dated as of February 18, 1999. (3)

  5.1   Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.

  3.1   Consent of Ernst & Young LLP, independent auditors.

  3.3   Consent of  Skadden,  Arps,  Slate,  Meagher & Flom LLP  (included  in
        Exhibit 5.1).

  4.1   Power of Attorney (see page II-4 of this registration statement).

----------

(1) Incorporated by reference to identically numbered exhibits to registrant's Annual Report on Form 10-K for the fiscal year ended January 1, 1999.
(2) Incorporated by reference to exhibit 3.8 to registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended September 27, 2002.
(3) Incorporated by reference to identically numbered exhibit filed with registrant's Registration Statement on Form 8-A, filed with the SEC on February 18, 1999.